News Release
LSBTheBank — P.O. Box 867
Lexington, NC 27293-0867 — www.lsbnc.com

For more information, contact
John Lambert
540-989-5050

LSB TO OPEN OFFICE IN RALEIGH
First Office Outside Triad for NC’s 10th Largest Bank

     LEXINGTON, N. C. (December 17, 2003)—LSB The Bank, the 10th largest bank in North Carolina, will open its first office in the growing Raleigh-Durham market next month.

     The office will be a mortgage loan office located in North Raleigh at Falls of the Neuse Road and Spring Forest Road in the Campus North Office Complex. It will be known as LSB Professional Mortgage. The office will handle a full array of residential mortgage services.

     “We want to participate in the growth that is occurring in the Triangle,” said Frank Sherron, president of LSB. “Our long range plans could include additional services and offices in the Triangle.”

     John Cox, 33, a Raleigh native who is a Vice President of LSB in its Winston-Salem office, will lead the Triangle office. He has four years experience in banking and mortgage loans and 10 years experience in real estate. Cox is a graduate of Appalachian State University.

     Brooks Andrews, a Farmville native, currently working in Greenville will be a Mortgage Officer. She has three years experience in banking and mortgage loans. She is a graduate of the University of North Carolina.

     “We have been successful in working with physicians, attorneys and other professionals and businesses in handling their mortgage loans,” said Cox. “We strongly believe there is a market niche for providing a higher level of personal attention in the mortgage loan business.”

     Established in 1949, LSB The Bank provides banking services from 26 offices in Davidson, Forsyth, Guilford, Randolph and Stokes counties. Common stock of the bank’s parent company, LSB Bancshares, Inc., is traded on the NASDAQ National Market and is quoted electronically under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.

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